Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data and Report of Independent Registered Public Accounting Firm

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Penske Automotive Group, Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors that the Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation and presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on our assessment we believe that, as of December 31, 2011, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page 2.

Penske Automotive Group, Inc.

February 24, 2012

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of UAG UK Holdings Limited and subsidiaries (the “UAG UK Holdings Limited”) is responsible for establishing and maintaining adequate internal control over financial reporting. UAG UK Holdings Limited’s internal control system was designed to provide reasonable assurance to the UAG UK Holdings Limited’s management and board of directors that the UAG UK Holdings Limited’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation and presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the UAG UK Holdings Limited’s internal control over financial reporting as of December 31, 2011. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on our assessment we believe that, as of December 31, 2011, the UAG UK Holdings Limited’s internal control over financial reporting is effective based on those criteria.

UAG UK Holdings Limited’s independent registered public accounting firm that audited the consolidated financial statements of UAG UK Holdings Limited (not included herein) has issued an audit report on the effectiveness of the UAG UK Holdings Limited’s internal control over financial reporting. This report appears on page 3.

UAG UK Holdings Limited

February 24, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Penske Automotive Group, Inc.

Bloomfield Hills, Michigan

We have audited the accompanying consolidated balance sheets of Penske Automotive Group, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index as Exhibit No. 99.5. We also have audited the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits. We did not audit the financial statements or the effectiveness of internal control over financial reporting of UAG UK Holdings Limited and subsidiaries (a consolidated subsidiary), which statements reflect total assets constituting 34% and 33% of consolidated total assets as of December 31, 2011 and 2010, respectively, and total revenues constituting 36%, 37%, and 39% of consolidated total revenues for the years ended December 31, 2011, 2010 and 2009, respectively. Those financial statements and the effectiveness of UAG UK Holdings Limited and subsidiaries’ internal control over financial reporting were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for UAG UK Holdings Limited and subsidiaries and to the effectiveness of UAG UK Holdings Limited and subsidiaries’ internal control over financial reporting, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, based on our audits and (as to the amounts included for UAG UK Holdings Limited and subsidiaries) the report of the other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also, in our opinion, based on our audit and the report of the other auditors, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 1 to the consolidated financial statements, the accompanying 2011, 2010 and 2009 financial statements have been retrospectively adjusted for the adoption of ASU 2011-05, Presentation of Comprehensive Income.

/s/ Deloitte & Touche LLP

Detroit, Michigan

February 24, 2012 (except as to the effects of discontinued operations and as to the effects of presenting comprehensive income, as described in Note 1 to the consolidated financial statements and as to the effects of a subsequent event, as described in Note 11 to the consolidated financial statements, for which the date is August 14, 2012)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

UAG UK Holdings Limited:

We have audited the accompanying consolidated balance sheets of UAG UK Holdings Limited and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. We also have audited UAG UK Holdings Limited’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with US generally accepted accounting principles. In addition, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ KPMG Audit Plc

Birmingham, United Kingdom

February 24, 2012

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$28,676	$19,904
Accounts receivable, net of allowance for doubtful accounts of $2,159 and $1,808	438,769	377,614
Inventories	1,572,568	1,416,567
Other current assets	80,179	68,078
Assets held for sale	81,122	172,860

Total current assets	2,201,314	2,055,023
Property and equipment, net	856,674	714,548
Goodwill	903,721	797,748
Franchise value	228,460	199,443
Equity method investments	298,640	288,406
Other long-term assets	13,490	14,664

Total assets	$4,502,299	$4,069,832

LIABILITIES AND EQUITY
Floor plan notes payable	$977,548	$901,590
Floor plan notes payable — non-trade	691,888	480,665
Accounts payable	220,538	248,838
Accrued expenses	201,179	200,266
Current portion of long-term debt	3,414	6,770
Liabilities held for sale	55,820	123,600

Total current liabilities	2,150,387	1,961,729
Long-term debt	846,777	769,285
Deferred tax liabilities	217,902	178,406
Other long-term liabilities	146,820	114,559

Total liabilities	3,361,886	3,023,979
Commitments and contingent liabilities
Equity
Penske Automotive Group stockholders’ equity:
Preferred Stock, $0.0001 par value; 100 shares authorized; none issued and outstanding	—	—
Common Stock, $0.0001 par value, 240,000 shares authorized; 90,277 shares issued and outstanding at December 31, 2011; 92,100 shares issued and outstanding at December 31, 2010	9	9
Non-voting Common Stock, $0.0001 par value, 7,125 shares authorized; none issued and outstanding	—	—
Class C Common Stock, $0.0001 par value, 20,000 shares authorized; none issued and outstanding	—	—
Additional paid-in-capital	702,335	738,728
Retained earnings	459,375	304,486
Accumulated other comprehensive (loss) income	(25,734)	(1,673)

Total Penske Automotive Group stockholders’ equity	1,135,985	1,041,550
Non-controlling interest	4,428	4,303

Total equity	1,140,413	1,045,853

Total liabilities and equity	$4,502,299	$4,069,832

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(In thousands, except per share amounts)
Revenue:
New vehicle	$5,736,853	$5,213,754	$4,465,572
Used vehicle	3,333,265	2,810,461	2,507,468
Finance and insurance, net	277,287	244,078	214,740
Service and parts	1,369,128	1,281,597	1,266,865
Fleet and wholesale vehicle	667,557	644,706	514,878

Total revenues	$11,384,090	$10,194,596	$8,969,523

Cost of sales:
New vehicle	5,258,997	4,783,455	4,104,233
Used vehicle	3,072,636	2,591,685	2,290,967
Service and parts	585,476	553,840	570,327
Fleet and wholesale	662,047	637,985	502,917

Total cost of sales	9,579,156	8,566,965	7,468,444

Gross profit	1,804,934	1,627,631	1,501,079
Selling, general and administrative expenses	1,460,151	1,325,742	1,249,718
Depreciation	48,648	46,071	51,338

Operating income	296,135	255,818	200,023
Floor plan interest expense	(27,774)	(33,336)	(33,931)
Other interest expense	(44,619)	(48,903)	(55,085)
Debt discount amortization	(1,718)	(8,637)	(13,043)
Equity in earnings of affiliates	25,451	20,569	13,808
Gain on debt repurchase	—	1,634	10,429

Income from continuing operations before income taxes	247,475	187,145	122,201
Income taxes	(71,573)	(63,901)	(42,644)

Income from continuing operations	175,902	123,244	79,557
Income (loss) from discontinued operations, net of tax	2,356	(13,897)	(2,637)

Net income	178,258	109,347	76,920
Less: Income attributable to non-controlling interests	1,377	1,066	459

Net income attributable to Penske Automotive Group common stockholders	$176,881	$108,281	$76,461

Basic earnings per share attributable to Penske Automotive Group common stockholders:
Continuing operations	$1.91	$1.33	$0.86
Discontinued operations	0.03	(0.15)	(0.03)
Net income attributable to Penske Automotive Group common stockholders	$1.94	$1.18	$0.84
Shares used in determining basic earnings per share	91,154	92,018	91,557
Diluted earnings per share attributable to Penske Automotive Group common stockholders:
Continuing operations	$1.91	$1.33	$0.86
Discontinued operations	0.03	(0.15)	(0.03)
Net income attributable to Penske Automotive Group common stockholders	$1.94	$1.18	$0.83
Shares used in determining diluted earnings per share	91,274	92,091	91,653
Amounts attributable to Penske Automotive Group common stockholders:
Income from continuing operations	$175,902	$123,244	$79,557
Less: Income attributable to non-controlling interests	1,377	1,066	459

Income from continuing operations, net of tax	174,525	122,178	79,098
Income (loss) from discontinued operations, net of tax	2,356	(13,897)	(2,637)

Net income attributable to Penske Automotive Group common stockholders	$176,881	$108,281	$76,461

Cash dividends per share	$0.24	$—	$—

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2011	2010	2009
	(Unaudited)
	(In thousands, except per share amounts)
Net Income	$178,258	$109,347	$76,920
Other Comprehensive Income:
Foreign currency translation adjustment	(5,792)	(16,852)	47,920

Unrealized gain (loss) on interest rate swaps:
Unrealized gain(loss) arising during the period, net of tax provision(benefit) of ($6,309), $291, and ($1,835), respectively	(9,644)	445	(2,804)
Reclassification adjustment for loss included in floor plan interest expense, net of tax provision of $46, $3,265, and $4,311, respectively	70	4,990	6,589

Unrealized gain (loss) on interest rate swaps, net of tax	(9,574)	5,435	3,785

Other adjustments to Comprehensive Income, net	(8,695)	695	3,333

Other Comprehensive Income (Loss), Net of Taxes	(24,061)	(10,722)	55,038

Comprehensive Income	154,197	98,625	131,958

Less: Net income attributable to non-controlling interest	1,377	1,066	459

Comprehensive income attributable to Penske Automotive Group common stockholders	$152,820	$97,559	$131,499

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Operating Activities:
Net income	$178,258	$109,347	$76,920
Adjustments to reconcile net income to net cash from continuing operating activities:
Depreciation	48,648	46,071	51,338
Debt discount amortization	1,718	8,637	13,043
Earnings of equity method investments	(25,451)	(20,569)	(13,807)
(Income) loss from discontinued operations, net of tax	(2,356)	13,897	2,637
Deferred income taxes	47,187	27,714	46,282
Gain on debt repurchase	—	(1,634)	(10,733)
Changes in operating assets and liabilities:
Accounts receivable	(61,468)	(69,672)	(28,308)
Inventories	(94,754)	(190,201)	294,256
Floor plan notes payable	75,958	177,378	(188,811)
Accounts payable and accrued expenses	(31,421)	64,491	43,512
Other	(8,119)	44,057	10,667

Net cash from continuing operating activities	128,200	209,516	296,996

Investing Activities:
Purchase of equipment and improvements	(132,779)	(75,667)	(88,840)
Proceeds from sale-leaseback transactions	—	—	2,338
Dealership acquisitions net, including repayment of sellers’ floor plan notes payable of $54,453, $9,883 and $2,884, respectively	(232,106)	(22,232)	(8,517)
Other	2,865	13,822	17,994

Net cash used in continuing investing activities	(362,020)	(84,077)	(77,025)

Financing Activities:
Proceeds from borrowings under U.S. credit agreement revolving credit line	663,400	632,000	409,900
Repayments under U.S. credit agreement revolving credit line	(531,400)	(632,000)	(409,900)
Repayments under U.S. credit agreement term loan	(7,000)	(15,000)	(60,000)
Repurchase of 3.5% senior subordinated convertible notes	(87,278)	(156,604)	(51,424)
Net borrowings (repayments) of other long-term debt	30,218	(14,369)	(17,402)
Net borrowings (repayments) of floor plan notes payable — non-trade	211,223	67,032	(78,652)
Proceeds from exercises of options, including excess tax benefit	3,370	540	349
Repurchases of common stock	(44,263)	(751)	—
Dividends	(21,992)	—	—

Net cash from (used in) continuing financing activities	216,278	(119,152)	(207,129)

Discontinued operations:
Net cash from (used in) discontinued operating activities	(65,362)	(12,153)	7,470
Net cash from (used in) discontinued investing activities	90,594	2,421	(3,518)
Net cash from (used in) discontinued financing activities	1,082	5,318	(14,664)

Net cash from discontinued operations	26,314	(4,414)	(10,712)

Net change in cash and cash equivalents	8,772	1,873	2,130
Cash and cash equivalents, beginning of period	19,904	18,031	15,901

Cash and cash equivalents, end of period	$28,676	$19,904	$18,031

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$45,105	$86,173	$92,804
Income taxes	53,075	30,952	18,251
Seller financed/assumed debt	4,865	2,260	—

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Voting and Non-voting Common Stock		Additional		Accumulated Other	Total Penske Automotive Group
	Issued Shares	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income (Loss)	Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance, January 1, 2009	91,430,781	$9	$731,037	$119,744	$(45,989)	$804,801	$3,620	$808,421
Equity compensation	153,757	—	5,718	—	—	5,718	—	5,718
Exercise of options, including tax benefit of $319	33,208	—	349	—	—	349	—	349
Distributions to non-controlling interests	—	—	—	—	—	—	(565)	(565)
Sale of subsidiary shares to non-controlling interest	—	—	94	—	—	94	64	158
Foreign currency translation	—	—	—	—	47,920	47,920	—	47,920
Other	—	—	—	—	7,118	7,118	—	7,118
Net income	—	—	—	76,461	—	76,461	459	76,920

Balance, December 31, 2009	91,617,746	9	737,198	196,205	9,049	942,461	3,578	946,039
Equity compensation	495,146	—	7,898	—	—	7,898	—	7,898
Exercise of options, including tax benefit of $319	55,000	—	540	—	—	540	—	540
Repurchase of common stock	(68,340)	—	(751)	—	—	(751)	—	(751)
Repurchase of 3.5% senior subordinated convertible notes	—	—	(6,157)	—	—	(6,157)	—	(6,157)
Distributions to non-controlling interests	—	—	—	—	—	—	(341)	(341)
Foreign currency translation	—	—	—	—	(16,852)	(16,852)	—	(16,852)
Other	—	—	—	—	6,130	6,130	—	6,130
Net income	—	—	—	108,281	—	108,281	1,066	109,347

Balance, December 31, 2010	92,099,552	9	738,728	304,486	(1,673)	1,041,550	4,303	1,045,853
Equity compensation	391,904	—	5,128	—	—	5,128	—	5,128
Exercise of options, including tax benefit of $155	235,668	—	3,370	—	—	3,370	—	3,370
Repurchase of common stock	(2,449,768)	—	(44,263)	—	—	(44,263)	—	(44,263)
Dividends	—	—	—	(21,992)	—	(21,992)	—	(21,992)
Distributions to non-controlling interests	—	—	—	—	—	—	(1,412)	(1,412)
Purchase of subsidiary shares from non-controlling interest	—	—	(853)	—	—	(853)	3	(850)
Sale of subsidiary shares to non-controlling interest	—	—	225	—	—	225	157	382
Foreign currency translation	—	—	—	—	(5,792)	(5,792)	—	(5,792)
Other	—	—	—	—	(18,269)	(18,269)	—	(18,269)
Net income	—	—	—	176,881	—	176,881	1,377	178,258

Balance, December 31, 2011	90,277,356	$9	$702,335	$459,375	$(25,734)	$1,135,985	$4,428	$1,140,413

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

1. Organization and Summary of Significant Accounting Policies

Business Overview and Concentrations

Penske Automotive Group, Inc. through its subsidiaries (the “Company”) is engaged in the sale of new and used motor vehicles and related products and services, including vehicle service, collision repair, and placement of finance and lease contracts, third-party insurance products and other aftermarket products. The Company operates dealerships under franchise agreements with a number of automotive manufacturers and distributors. In accordance with individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships, or the loss of a significant number of franchise agreements, could have a material impact on the Company’s results of operations, financial position and cash flows. For the year ended December 31, 2011, BMW/MINI franchises accounted for 24% of the Company’s total revenues, Audi/Volkswagen/Bentley accounted for 15%, Toyota/Lexus/Scion franchises accounted for 15%, Honda/Acura franchises accounted for 13%, and Mercedes-Benz/Sprinter/smart accounted for 10%. No other manufacturers’ franchises accounted for more than 10% of our total revenue. At December 31, 2011 and 2010, the Company had receivables from manufacturers of $109,601 and $97,477, respectively. In addition, a large portion of the Company’s contracts in transit, which are included in accounts receivable, are due from manufacturers’ captive finance subsidiaries. Finally, the Company holds a 9.0% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider.

In 2011, smart USA Distributor, LLC, our wholly owned subsidiary, completed the sale of certain assets and the transfer of certain liabilities relating to the distribution rights, management, sales and marketing activities of smart USA to Daimler Vehicle Innovations LLC, a wholly owned subsidiary of Mercedes-Benz USA. The final aggregate cash purchase price for the assets was $44,611. As a result, smart USA has been treated as a discontinued operation for all periods presented in the accompanying financial statements.

Basis of Presentation

Results for the year ended December 31, 2011 include an $11,046 net income tax benefit reflecting a positive adjustment from the resolution of certain tax items in the U.K. of $17,008 partially offset by a reduction of U.K. deferred tax assets of $5,962. Results for the year ended December 31, 2010 include a $1,634 pre-tax gain relating to the repurchase of $155,658 aggregate principal amount of the Company’s 3.5% senior subordinated convertible notes due 2026 (the “Convertible Notes”). Results for the year ended December 31, 2009 include a $10,429 pre-tax gain relating to the repurchase of $68,740 aggregate principal amount of the Convertible Notes.

The consolidated financial statements include all majority-owned subsidiaries. Investments in affiliated companies, representing an ownership interest in the voting stock of the affiliate of between 20% and 50% or an investment in a limited partnership or a limited liability corporation for which the Company’s investment is more than minor, are stated at the cost of acquisition plus the Company’s equity in undistributed net earnings since acquisition. All intercompany accounts and transactions have been eliminated in consolidation. The Company evaluated subsequent events through August 14, 2012, the date the consolidated financial statements were filed with the SEC.

The consolidated financial statements have been adjusted for entities that have been treated as discontinued operations through June 30, 2012 in accordance with generally accepted accounting principles.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounts requiring the use of significant estimates include accounts receivable, inventories, income taxes, intangible assets and certain reserves.

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments that have an original maturity of three months or less at the date of purchase.

Contracts in Transit

Contracts in transit represent receivables from unaffiliated finance companies relating to the sale of customers’ installment sales and lease contracts arising in connection with the sale of a vehicle by us. Contracts in transit, included in accounts receivable, net in the Company’s consolidated balance sheets, amounted to $185,642 and $140,009 as of December 31, 2011 and 2010, respectively.

Inventory Valuation

Inventories are stated at the lower of cost or market. Cost for new and used vehicle inventories is determined using the specific identification method. Cost for parts and accessories are based on factory list prices.

Property and Equipment

Property and equipment are recorded at cost and depreciated over estimated useful lives using the straight-line method. Useful lives for purposes of computing depreciation for assets, other than leasehold improvements, range between 3 and 15 years. Leasehold improvements and equipment under capital lease are depreciated over the shorter of the term of the lease or the estimated useful life of the asset, not to exceed 40 years. The Company changed the useful lives of certain fixed assets during the first quarter of 2010 as part of a review of assumptions related to the expected utilization of those assets by the Company. The Company accounted for the change in useful lives as a change in estimate prospectively effective January 1, 2010, which resulted in a reduction of depreciation expense of $5,638 for the year ended December 31, 2010.

Expenditures relating to recurring repair and maintenance are expensed as incurred. Expenditures that increase the useful life or substantially increase the serviceability of an existing asset are capitalized. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, with any resulting gain or loss being reflected in income.

Income Taxes

Tax regulations may require items to be included in the Company’s tax return at different times than those items are reflected in its financial statements. Some of the differences are permanent, such as expenses that are not deductible on the Company’s tax return, and some are temporary differences, such as the timing of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that will be used as a tax deduction or credit in the Company’s tax return in future years which we have already recorded in the Company’s financial statements. Deferred tax liabilities generally represent deductions taken on its tax return that have not yet been recognized as an expense in its financial statements. We establish valuation allowances for the Company’s deferred tax assets if the amount of expected future taxable income is not more likely than not to allow for the use of the deduction or credit.

Intangible Assets

The Company’s principal intangible assets relate to its franchise agreements with vehicle manufacturers and distributors, which represent the estimated value of franchises acquired in business combinations, and goodwill, which represents the excess of cost over the fair value of tangible and identified intangible assets acquired in business combinations. The Company believes the franchise values of its dealerships have an indefinite useful life based on the following:

•	Automotive retailing is a mature industry and is based on franchise agreements with the vehicle manufacturers and distributors;

•	There are no known changes or events that would alter the automotive retailing franchise environment;

•	Certain franchise agreement terms are indefinite;

•	Franchise agreements that have limited terms have historically been renewed by us without substantial cost; and

•	The Company’s history shows that manufacturers and distributors have not terminated our franchise agreements.

Impairment Testing

Franchise value impairment is assessed as of October 1 every year and upon the occurrence of an indicator of impairment through a comparison of its carrying amount and estimated fair value. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized up to that excess. The fair value of franchise value is determined using a discounted cash flow approach, which includes assumptions that include revenue and profitability growth, franchise profit margins, and the Company’s cost of capital. The Company also evaluates its franchise agreements in connection with the annual impairment testing to determine whether events and circumstances continue to support its assessment that the franchise agreements have an indefinite life.

Goodwill impairment is assessed at the reporting unit level as of October 1 every year and upon the occurrence of an indicator of impairment. The Company has determined that the dealerships in each of its operating segments within the Retail reportable segment are components that are aggregated into four geographical reporting units for the purpose of goodwill impairment testing, as they (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). There is no goodwill recorded in the PAG Investments reportable segment. The annual test for impairment begins with a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. If the carrying value is determined to more likely than not exceed its estimated fair value, a two-step impairment testing method would be applied. In the two-step method, the fair value of goodwill is determined using a discounted cash flow approach, which includes assumptions about revenue and profitability growth, franchise profit margins, residual values and the Company’s cost of capital. If an indication of goodwill impairment exists, an analysis reflecting the allocation of the estimated fair value of the reporting unit to all assets and liabilities, including previously unrecognized intangible assets, is performed. The impairment is measured by comparing the implied fair value of the reporting unit goodwill with its carrying amount and an impairment loss may be recognized up to any excess of the carrying value over the implied fair value.

Investments

We account for each of the Company’s investments under the equity method, pursuant to which the Company records its proportionate share of the investee’s income each period. The net book value of the Company’s investments was $298,640 and $288,406 as of December 31, 2011 and 2010, respectively. Investments for which there is not a liquid, actively traded market are reviewed periodically by management for indicators of impairment. If an indicator of impairment is identified, management estimates the fair value of the investment using a discounted cash flow approach, which includes assumptions relating to revenue and profitability growth, profit margins, residual values and the Company’s cost of capital. Declines in investment values that are deemed to be other than temporary may result in an impairment charge reducing the investments’ carrying value to fair value.

Foreign Currency Translation

For all of the Company’s foreign operations, the functional currency is the local currency. The revenue and expense accounts of the Company’s foreign operations are translated into U.S. dollars using the average exchange rates that prevailed during the period. Assets and liabilities of foreign operations are translated into U.S. dollars using period end exchange rates. Cumulative translation adjustments relating to foreign functional currency assets and liabilities are recorded in accumulated other comprehensive income (loss), a separate component of equity.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, debt, floor plan notes payable, and interest rate swaps used to hedge future cash flows. Other than our subordinated notes, the carrying amount of all significant financial instruments approximates fair value due either to length of maturity, the existence of variable interest rates that approximate prevailing market rates, or as a result of mark to market accounting. A summary of the fair value of the subordinated notes, based on quoted, level one market data, follows:

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
7.75% senior subordinated notes due 2016	$375,000	$385,313	$375,000	$380,063
3.5% senior subordinated convertible notes due 2026	63,324	61,029	148,884	150,602

Revenue Recognition

Vehicle, Parts and Service Sales

The Company records revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is completed and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of revenues at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as a reduction of cost of sales. Reimbursements of qualified advertising expenses are treated as a reduction of selling, general and administrative expenses. The amounts received under certain manufacturer rebate and incentive programs are based on the attainment of program objectives, and such earnings are recognized either upon the sale of the vehicle for which the award was received, or upon attainment of the particular program goals if not associated with individual vehicles.

Finance and Insurance Sales

Subsequent to the sale of a vehicle to a customer, the Company sells its installment sale contracts to various financial institutions on a non-recourse basis (with specified exceptions) to mitigate the risk of default. The Company receives a commission from the lender equal to either the difference between the interest rate charged to the customer and the interest rate set by the financing institution or a flat fee. The Company also receives commissions for facilitating the sale of various third-party insurance products to customers, including credit and life insurance policies and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract. In the case of finance contracts, a customer may prepay or fail to pay their contract, thereby terminating the contract. Customers may also terminate extended service contracts and other insurance products, which are fully paid at purchase, and become eligible for refunds of unused premiums. In these circumstances, a portion of the commissions the Company received may be charged back based on the terms of the contracts. The revenue the Company records relating to these transactions is net of an estimate of the amount of chargebacks the Company will be required to pay. The Company’s estimate is based upon the Company’s historical experience with similar contracts, including the impact of refinance and default rates on retail finance contracts and cancellation rates on extended service contracts and other insurance products. Aggregate reserves relating to chargeback activity were $21,037 and $19,317 as of December 31, 2011 and 2010, respectively.

Defined Contribution Plans

The Company sponsors a number of defined contribution plans covering a significant majority of the Company’s employees. Company contributions to such plans are discretionary and are based on the level of compensation and contributions by plan participants. The Company suspended its 2009 matching contributions to its U.S. 401(K) plan but reinstated the matching contributions relating to employees’ 2010 contributions. The Company incurred expense of $11,847, $9,426, and $5,932 relating to such plans during the years ended December 31, 2011, 2010, and 2009, respectively.

Advertising

Advertising costs are expensed as incurred or when such advertising takes place. The Company incurred net advertising costs of $73,041, $67,712, and $57,407 during the years ended December 31, 2011, 2010, and 2009, respectively. Qualified advertising expenditures reimbursed by manufacturers, which are treated as a reduction of advertising expense, were $10,455, $8,943, and $5,329 during the years ended December 31, 2011, 2010, and 2009, respectively.

Self Insurance

The Company retains risk relating to certain of our general liability insurance, workers’ compensation insurance, auto physical damage insurance, property insurance, employment practices liability insurance, directors and officers insurance, and employee medical benefits in the U.S. As a result, the Company is likely to be responsible for a significant portion of the claims and losses incurred under these programs. The amount of risk the Company retains varies by program, and, for certain exposures, the Company has pre-determined maximum loss limits for certain individual claims and/or insurance periods. Losses, if any, above such pre-determined loss limits are paid by third-party insurance carriers. The Company’s estimate of future losses is prepared by management using the Company’s historical loss experience and industry-based development factors. Aggregate reserves relating to retained risk were $25,884 and $22,778 as of December 31, 2011 and 2010, respectively. Changes in the reserve estimate during 2011 relate primarily to current year activity in the Company’s general liability and workers compensation programs.

Earnings Per Share

Basic earnings per share is computed using net income attributable to Penske Automotive Group common stockholders and the number of weighted average shares of voting common stock outstanding, including outstanding unvested restricted stock awards which contain rights to non-forfeitable dividends. Diluted earnings per share is computed using net income attributable to Penske Automotive Group common stockholders and the number of weighted average shares of voting common stock outstanding, adjusted for the dilutive effect of stock options. A reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the years ended December 31, 2011, 2010, and 2009 follows:

	Year Ended December 31,
	2011	2010	2009
Weighted average number of common shares outstanding	91,154	92,018	91,557
Effect of non-participatory equity compensation	120	73	96

Weighted average number of common shares outstanding, including effect of dilutive securities	91,274	92,091	91,653

There were no anti-dilutive stock options outstanding during the years ended December 31, 2011, 2010 or 2009. In addition, the Company has senior subordinated convertible notes outstanding which, under certain circumstances discussed in Note 9, may be converted to voting common stock. As of December 31, 2011, 2010, and 2009, no shares related to the senior subordinated convertible notes were included in the calculation of diluted earnings per share because the effect of such securities was anti-dilutive.

Hedging

Generally accepted accounting principles relating to derivative instruments and hedging activities require all derivatives, whether designated in hedging relationships or not, to be recorded on the balance sheet at fair value. These accounting principles also define requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recorded in earnings immediately. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recorded in earnings. If the derivative is designated in a cash-flow hedge, effective changes in the fair value of the derivative are recorded in accumulated other comprehensive income (loss), a separate component of equity, and recorded in the income statement only when the hedged item affects earnings. Changes in the fair value of the derivative attributable to hedge ineffectiveness are recorded in earnings immediately.

Stock-Based Compensation

Generally accepted accounting principles relating to share-based payments require the Company to record compensation expense for all awards based on their grant-date fair value. The Company’s share-based payments have generally been in the form of “non-vested shares,” the fair value of which are measured as if they were vested and issued on the grant date.

New Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, Presentation of Comprehensive Income, which requires the presentation of components of other comprehensive income with the components of net income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company retrospectively applied this guidance for all periods presented within this Form 8-K, with no material impact on its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, amending the guidance on goodwill impairment testing. This update permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. This is intended to reduce the cost and complexity of the annual impairment test and is considered a preliminary step in determining whether it is necessary to calculate a fair value for a reporting unit. The Company elected to early adopt the provisions of this update by preparing a qualitative assessment for the period ending December 31, 2011. The adoption of this update had no impact on the Company’s consolidated financial position or results of operations.

2. Equity Method Investees

As of December 31, 2011, the Company has investments in the following companies that are accounted for under the equity method: the Jacobs Group (50%), the Nix Group (50%), Penske Wynn Ferrari Maserati (50%), Max Cycles (50%), Innovative Media (45%), QEK Global Solutions (22.5%), and Fleetwash, LLC (7%). Jacobs Group, Nix Group, and Penske Wynn Ferrari Maserati are engaged in the sale and servicing of automobiles. Max Cycles is engaged in the sale and servicing of BMW motorcycles, QEK is an automotive fleet management company, Innovative Media provides dealership graphics, and Fleetwash provides vehicle fleet washing services. These investments in entities accounted for under the equity method amounted to $58,386 and $59,097 at December 31, 2011 and 2010, respectively.

The Company also has a 9.0% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a global transportation services provider. The Company’s investment in PTL, which is accounted for under the equity method, amounted to $240,254 and $229,309 at December 31, 2011 and 2010, respectively.

In 2010, the Company exchanged its 50% interest in the Reisacher Group for 100% ownership in three BMW franchises previously held by the joint venture. The Company recorded $13,331 of intangible assets in connection with this transaction. The Company sold its investment in Cycle Express, LP, in the fourth quarter of 2010 for $14,616, which resulted in a pre-tax gain of $5,295. In 2009, the Company sold its investment in a Mexican entity which operates several Toyota franchises for $7,865, which resulted in a pre-tax gain of $581.

The combined results of operations and financial position of the Company’s equity basis investments are summarized as follows:

Condensed income statement information:

	Year Ended December 31,
	2011	2010	2009
Revenues	$5,970,595	$4,531,588	$4,748,082
Gross margin	1,802,301	1,749,504	1,794,563
Net income	255,145	198,793	138,504
Equity in net income of affiliates	25,451	20,569	13,808

Condensed balance sheet information:

	December 31,
	2011	2010
Current assets	$1,159,066	$933,160
Noncurrent assets	7,228,052	6,135,749

Total assets	$8,387,118	$7,068,909

Current liabilities	$916,344	$830,616
Noncurrent liabilities	6,330,666	5,233,973
Equity	1,140,108	1,004,320

Total liabilities and equity	$8,387,118	$7,068,909

3. Business Combinations

During 2011 and 2010, respectively, the Company acquired seven and five franchises in its retail operations. The Company’s financial statements include the results of operations of the acquired dealerships from the date of acquisition. The fair value of the assets acquired and liabilities assumed have been recorded in the Company’s consolidated financial statements, and may be subject to adjustment pending completion of final valuation. A summary of the aggregate consideration paid and the aggregate amounts of the assets acquired and liabilities assumed for the years ended December 31, 2011 and 2010 follows:

	December 31,
	2011	2010
Accounts receivable	$953	$—
Inventory	61,247	11,520
Other current assets	—	45
Property and equipment	40,190	4,932
Goodwill	107,498	8,274
Franchise value	29,491
Other assets	628
Current liabilities	(6,190)	(279)

Total consideration	233,817	24,492
Seller financed/assumed debt	(1,711)	(2,260)

Cash used in dealership acquisitions	$232,106	$22,232

In January 2012, the Company acquired a dealership group in the United Kingdom which included fourteen franchises for total consideration of approximately $83,000, which includes goodwill, working capital, inventory and other assets. The Company is still in the process of completing final purchase accounting which is estimated to be completed during the first quarter of 2012.

In 2010, the Company exchanged its 50% interest in the Reisacher Group for 100% ownership in three BMW franchises previously held by the joint venture. The Company recorded $13,331 of intangible assets in connection with this transaction.

The following unaudited consolidated pro forma results of operations of the Company for the years ended December 31, 2011 and 2010 give effect to acquisitions consummated during 2011 and 2010 as if they had occurred on January 1, 2010:

	Year Ended December 31,
	2011	2010
Revenues	$11,583,093	$10,714,528
Income from continuing operations	178,401	128,855
Net income	179,380	113,892
Income from continuing operations per diluted common share	$1.94	$1.39
Net income per diluted common share	$1.97	$1.24

4. Discontinued Operations

The Company accounts for dispositions in its retail operations as discontinued operations when it is evident that the operations and cash flows of a franchise being disposed of will be eliminated from on-going operations and that the Company will not have any significant continuing involvement in its operations.

In evaluating whether the cash flows of a dealership in its Retail reportable segment will be eliminated from ongoing operations, the Company considers whether it is likely that customers will migrate to similar franchises that it owns in the same geographic market. The Company’s consideration includes an evaluation of the brands sold at other dealerships it operates in the market and their proximity to the disposed dealership. When the Company disposes of franchises, it typically does not have continuing brand representation in that market. If the franchise being disposed of is located in a complex of Company owned dealerships, the Company does not treat the disposition as a discontinued operation if it believes that the cash flows previously generated by the disposed franchise will be replaced by expanded operations of the remaining or replacement franchises. Combined financial information regarding dealerships accounted for as discontinued operations follows:

	Year Ended December 31,
	2011	2010	2009
Revenues	$485,450	$539,817	$588,577
Pre-tax (loss) income	803	(17,831)	5,834
Gain (loss) on disposal	3,313	(3,955)	(9,199)

	2011	2010
Inventory	$48,203	$107,659
Other assets	32,919	65,201

Total assets	81,122	172,860

Floor plan	44,869	96,460
Other liabilities	10,951	27,140

Total liabilities	55,820	123,600

5. Inventories

Inventories consisted of the following:

	December 31,
	2011	2010
New vehicles	$1,051,120	$988,651
Used vehicles	441,655	354,902
Parts, accessories and other	79,793	73,014

Total inventories	$1,572,568	$1,416,567

The Company receives credits from certain vehicle manufacturers that reduce cost of sales when the vehicles are sold. Such credits amounted to $28,624, $25,644, and $29,439 during the years ended December 31, 2011, 2010, and 2009, respectively.

6. Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2011	2010
Buildings and leasehold improvements	$822,122	$680,879
Furniture, fixtures and equipment	349,750	316,749

Total	1,171,872	997,628
Less: Accumulated depreciation	(315,198)	(283,080)

Property and equipment, net	$856,674	$714,548

As of December 31, 2011 and 2010, approximately $27,500 and $27,600, respectively, of capitalized interest is included in buildings and leasehold improvements and is being depreciated over the useful life of the related assets.

7. Intangible Assets

Following is a summary of the changes in the carrying amount of goodwill and franchise value during the years ended December 31, 2011 and 2010, net of accumulated impairment losses recorded prior to December 31, 2009 of $606,349 and $37,110, respectively:

	Goodwill	Franchise Value
Balance — December 31, 2009	$794,442	$201,451
Additions	16,177	557
Foreign currency translation	(12,871)	(2,565)

Balance — December 31, 2010	797,748	199,443
Additions	107,498	29,491
Foreign currency translation	(1,525)	(474)

Balance — December 31, 2011	$903,721	$228,460

We test for impairment in our intangible assets at least annually. We did not record any impairment charges relating to our intangibles in 2011, 2010 or 2009.

In September 2011, the FASB updated the accounting guidance related to testing goodwill for impairment. This update permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying a two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the two-step impairment test would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. This update is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011, however, early adoption is permitted. The Company elected to adopt the qualitative assessment early. A number of qualitative factors were considered, including, but not limited to, the criteria in ASC 350-20-35-3, and the Company determined that it is not more likely than not that any of the four reporting unit’s fair value is less than their carrying amount.

If the two-step impairment test were necessary, the Company would have estimated the fair value of our reporting units using an “income” valuation approach. The “income” valuation approach estimates the Company’s enterprise value using a net present value model, which discounts projected free cash flows of the Company’s business using its weighted average cost of capital as the discount rate. This consideration would also include a control premium that represents the estimated amount an investor would pay for the Company’s equity securities to obtain a controlling interest and other significant assumptions including revenue and profitability growth, franchise profit margins, residual values and the Company’s cost of capital.

In the Company’s situation, if the first step of the impairment testing process indicated that the fair value of the reporting unit was below its carrying value (even by a relatively small amount), the requirements of the second step of the test result in a significant decrease in the amount of goodwill recorded on the balance sheet. This is because, prior to the Company’s adoption on July 1, 2001 of generally accepted accounting principles relating to business combinations, it did not separately identify franchise rights associated with the acquisition of dealerships as separate intangible assets. In performing the second step, the Company would be required by generally accepted accounting principles related to goodwill and other intangibles to assign value to any previously unrecognized identifiable intangible assets (including such franchise rights, which are substantial) even though such amounts are not separately recorded on its consolidated balance sheet.

8. Floor Plan Notes Payable — Trade and Non-trade

The Company finances substantially all of its new and a portion of its used vehicle inventories under revolving floor plan arrangements with various lenders, including the captive finance companies associated with automotive manufacturers. In the U.S., the floor plan arrangements are due on demand; however, the Company has not historically been required to repay floor plan advances prior to the sale of the vehicles that have been financed. The Company typically makes monthly interest payments on the amount financed. Outside of the U.S., substantially all of the floor plan arrangements are payable on demand or have an original maturity of 90 days or less and the Company is generally required to repay floor plan advances at the earlier of the sale of the vehicles that have been financed or the stated maturity.

The floor plan agreements grant a security interest in substantially all of the assets of the Company’s dealership subsidiaries, and in the U.S. are guaranteed by the Company. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate, defined London Interbank Offered Rate (“LIBOR”), the Finance House Bank Rate, or the Euro Interbank offer Rate. The weighted average interest rate on floor plan borrowings, including the effect of the interest rate swap discussed in Note 10, was 1.9%, 2.6%, and 2.7% for the years ended December 31, 2011, 2010, and 2009, respectively. The Company classifies floor plan notes payable to a party other than the manufacturer of a particular new vehicle, and all floor plan notes payable relating to pre-owned vehicles, as floor plan notes payable — non-trade on its consolidated balance sheets and classifies related cash flows as a financing activity on its consolidated statements of cash flows.

9. Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2011	2010
U.S. credit agreement — revolving credit line	$132,000	$—
U.S. credit agreement — term loan	127,000	134,000
U.K. credit agreement — revolving credit line	59,060	54,597
U.K. credit agreement — term loan	—	5,505
U.K. credit agreement — overdraft line of credit	13,333	7,116
7.75% senior subordinated notes due 2016	375,000	375,000
3.5% senior subordinated convertible notes due 2026, net of debt discount	63,324	148,884
Mortgage facilities	75,684	46,052
Other	4,790	4,901

Total long-term debt	$850,191	$776,055
Less: current portion	(3,414)	(6,770)

Net long-term debt	$846,777	$769,285

Scheduled maturities of long-term debt for each of the next five years and thereafter are as follows:

2012	$3,414
2013	3,545
2014	261,541
2015	114,728
2016	441,764
2017 and thereafter	25,199

Total long-term debt reported	$850,191

The Convertible Notes are not due until 2026; however, the holders may require the Company to purchase all or a portion of these notes for cash in 2016. This acceleration of ultimate repayment is reflected in the table above.

U.S. Credit Agreement

The Company is party to a credit agreement with Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation, as amended (the “U.S. Credit Agreement”), which provides for up to $375,000 in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, a non-amortizing term loan with a remaining balance of $127,000, and for an additional $10,000 of availability for letters of credit. The revolving loans bear interest at a defined LIBOR plus 2.50%, subject to an incremental 1.00% for uncollateralized borrowings in excess of a defined borrowing base. The term loan, which bears interest at defined LIBOR plus 2.50%, may be prepaid at any time, but then may not be re-borrowed. The Company repaid $7,000 and $15,000 of this term loan during 2011 and 2010, respectively.

The U.S. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by the Company’s domestic subsidiaries and contains a number of significant covenants that, among other things, restrict the Company’s ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. The Company is also required to comply with specified financial and other tests and ratios, each as defined in the U.S. Credit Agreement, including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to EBITDA. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2011, the Company was in compliance with all covenants under the U.S. Credit Agreement.

The U.S. Credit Agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to the Company’s other material indebtedness. Substantially all of the Company’s domestic assets are subject to security interests granted to lenders under the U.S. Credit Agreement. As of December 31, 2011, $127,000 of term loans, $132,000 of revolving loans and $500 of letters of credit were outstanding under the U.S. Credit Agreement.

U.K. Credit Agreement

The Company’s subsidiaries in the U.K. (the “U.K. subsidiaries”) are party to £100,000 revolving credit agreement with the Royal Bank of Scotland plc (RBS) and BMW Financial Services (GB) Limited, and an additional £10,000 demand overdraft line of credit with RBS (collectively, the “U.K. credit agreement”) to be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes through November 2015. The revolving loans bear interest between defined LIBOR plus 1.35% and defined LIBOR plus 3.0% and the demand overdraft line of credit bears interest at the Bank of England Base Rate plus 1.75%. As of December 31, 2011, outstanding loans under the U.K. credit agreement amounted to £46,579 ($72,393).

The U.K. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by the Company’s U.K. subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of our U.K. subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. subsidiaries are required to comply with defined ratios and tests, including: a ratio of earnings before interest, taxes, amortization, and rental payments (“EBITAR”) to interest plus rental payments, a measurement of maximum capital expenditures, and a debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of any amounts owed. As of December 31, 2011, the Company’s U.K. subsidiaries were in compliance with all covenants under the U.K. credit agreement.

The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of our U.K. subsidiaries. Substantially all of the Company’s U.K. subsidiaries’ assets are subject to security interests granted to lenders under the U.K. credit agreement.

Beginning in 2012, the Company’s U.K. subsidiaries are also party to a separate agreement with RBS, as agent for National Westminster Bank plc, providing for a £30,000 term loan which was used for working capital and an acquisition. The term loan is repayable in £1,500 quarterly installments through 2015 with a final payment of £7,500 due December 31, 2015. The term loan bears interest between 2.675% and 4.325%, depending on the U.K. subsidiaries’ ratio of net borrowings to earnings before interest, taxes, depreciation and amortization (as defined).

7.75% Senior Subordinated Notes

In December 2006, the Company issued $375,000 aggregate principal amount of 7.75% senior subordinated notes (the “7.75% Notes”) due 2016. The 7.75% Notes are unsecured senior subordinated notes and are subordinate to all existing and future senior debt, including debt under the Company’s credit agreements, mortgages and floor plan indebtedness. The 7.75% Notes are guaranteed by substantially all of the Company’s wholly-owned domestic subsidiaries on a unsecured senior subordinated basis. Those guarantees are full and unconditional and joint and several. The Company can redeem all or some of the 7.75% Notes at its option at specified redemption prices. Upon certain sales of assets or specific kinds of changes of control the Company is required to make an offer to purchase the 7.75% Notes. The 7.75% Notes also contain customary negative covenants and events of default. As of December 31, 2011, the Company was in compliance with all negative covenants and there were no events of default.

Senior Subordinated Convertible Notes

In January 2006, the Company issued $375,000 aggregate principal amount of Convertible Notes, of which $63,324 were outstanding at December 31, 2011. The Convertible Notes mature on April 1, 2026, unless earlier converted, redeemed or purchased by the Company, as discussed below. The Convertible Notes are unsecured senior subordinated obligations and subordinate to all future and existing debt under the Company’s credit agreements, mortgages and floor plan indebtedness. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by substantially all of the Company’s wholly-owned domestic subsidiaries. Those guarantees are full and unconditional and joint and several. The Convertible Notes also contain customary negative covenants and events of default. As of December 31, 2011, the Company was in compliance with all negative covenants and there were no events of default.

Holders of the Convertible Notes may convert them based on a conversion rate of 42.7796 shares of common stock per $1,000 principal amount of the Convertible Notes (which is equal to a conversion price of approximately $23.38 per share), subject to adjustment, only under the following circumstances: (1) in any quarterly period, if the closing price of the common stock for twenty of the last thirty trading days in the prior quarter exceeds $28.05 (subject to adjustment), (2) for specified periods, if the trading price of the Convertible Notes falls below specific thresholds, (3) if the Convertible Notes are called for redemption, (4) if specified distributions to holders of the common stock are made or specified corporate transactions occur, (5) if a fundamental change (as defined) occurs, or (6) during the ten trading days prior to, but excluding, the maturity date.

Upon conversion of the Convertible Notes, for each $1,000 principal amount of the Convertible Notes, a holder will receive an amount in cash, equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the related indenture covering the Convertible Notes, of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, the Company will also deliver, at its election, cash, common stock or a combination of cash and common stock with respect to the remaining value deliverable upon conversion.

The Company will pay additional cash interest if the average trading price of a Convertible Note for certain periods in the prior six-month period equals 120% or more of the principal amount of the Convertible Notes. The Company may redeem the Convertible Notes, in whole at any time or in part from time to time, for cash at a redemption price of 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to the applicable redemption date.

Holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes for cash on each of April 1, 2016 and April 1, 2021 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to the applicable purchase date.

The liability and equity components related to the Convertible Notes consist of the following:

	December 31,
	2011	2010
Carrying amount of the equity component	$36,936	$36,936

Principal amount of the liability component	$63,324	$150,602
Unamortized debt discount	—	1,718

Net carrying amount of the liability component	$63,324	$148,884

Mortgage Facilities

The Company is party to several mortgages which bear interest at defined rates and require monthly principal and interest payments. These mortgage facilities also contain typical events of default, including non-payment of obligations, cross-defaults to the Company’s other material indebtedness, certain change of control events, on the loss or sale of certain franchises operated at the properties. Substantially all of the buildings and improvements on the properties financed pursuant to the mortgage facilities are subject to security interests granted to the lender. As of December 31, 2011, we owed $75,684 under our mortgage facilities.

10. Interest Rate Swaps

The Company periodically uses interest rate swaps to manage interest rate risk associated with the Company’s variable rate floor plan debt. The Company is party to forward-starting interest rate swap agreements beginning January 2012 and maturing December 2014 pursuant to which the LIBOR portion of $300,000 of the Company’s floating rate floor plan debt is fixed at a rate of 2.135% and $100,000 of the Company’s floating rate floor plan debt is fixed at a rate of 1.55%. The Company may terminate these agreements at any time, subject to the settlement of the then current fair value of the swap arrangements.

During 2009, 2010 and into January 2011, the Company was party to interest rate swap agreements pursuant to which the LIBOR portion of $300,000 of the Company’s floating rate floor plan debt was fixed at 3.67%.

The Company used Level 2 inputs to estimate the fair value of the interest rate swap agreements. As of December 31, 2011 and 2010, the fair value of the swaps designated as hedging instruments was estimated to be a liability of $15,952 and $1,016, respectively, which is recorded in accrued expenses, and as of December 31, 2010, the fair value of the swaps not designated as hedging instruments was estimated to be a liability of $35, which was recorded in accrued expenses.

During 2011, there was no hedge ineffectiveness recorded in the Company’s income statement. During the year ended December 31, 2010, the Company recognized a net gain in accumulated other comprehensive income of $5,435 related to the effective portion of the interest rate swap agreements designated as hedging instruments, and reclassified $8,157 of derivative losses from accumulated other comprehensive income into floor plan interest expense. During the year ended December 31, 2010, the swap increased the weighted average interest rate on the Company’s floor plan borrowings by approximately 80 basis points.

11. Commitments and Contingent Liabilities

The Company is involved in litigation which may relate to claims brought by governmental authorities, issues with customers, and employment related matters, including class action claims and purported class action claims. As of December 31, 2011, the Company is not party to any legal proceedings, including class action lawsuits, that, individually or in the aggregate, are reasonably expected to have a material effect on the Company’s results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on the Company’s results of operations, financial condition or cash flows.

The Company has historically structured its operations so as to minimize ownership of real property. As a result, the Company leases or subleases substantially all of its facilities. These leases are generally for a period of between five and 20 years, and are typically structured to include renewal options at the Company’s election. The Company estimates the total rent obligations under these leases, including any extension periods it may exercise at its discretion and assuming constant consumer price indices, to be $4.7 billion. Pursuant to the leases for some of the Company’s larger facilities, the Company is required to comply with specified financial ratios, including a “rent coverage” ratio and a debt to EBITDA ratio, each as defined. For these leases, non-compliance with the ratios may require the Company to post collateral in the form of a letter of credit. A breach of the other lease covenants gives rise to certain remedies by the landlord, the most severe of which include the termination of the applicable lease and acceleration of the total rent payments due under the lease.

Minimum future rental payments required under operating leases in effect as of December 31, 2011 are as follows:

2012	$175,388
2013	173,006
2014	171,647
2015	168,799
2016	168,231
2017 and thereafter	3,814,189

$4,671,260

Rent expense for the years ended December 31, 2011, 2010, and 2009 amounted to $169,534, $161,854, and $156,651, respectively. Of the total rental payments, $385, $436, and $431, respectively, were made to related parties during 2011, 2010, and 2009, respectively (See Note 12).

The Company has sold a number of dealerships to third parties and, as a condition to certain of those sales, remains liable for the lease payments relating to the properties on which those businesses operate in the event of non-payment by the buyer. The Company is also party to lease agreements on properties that it no longer uses in its retail operations that it has sublet to third parties. The Company relies on subtenants to pay the rent and maintain the property at these locations. In the event the subtenant does not perform as expected, the Company may not be able to recover amounts owed to it and the Company could be required to fulfill these obligations. The aggregate rent paid by the tenants on those properties in 2011 was approximately $11,655, and, in aggregate, the Company currently guarantees or is otherwise liable for approximately $178,878 of these lease payments, including lease payments during available renewal periods.

Subsequent Event as of August 14, 2012

The Company is currently involved in a dispute with the ground landlord at one of its dealership properties regarding whether it validly exercised the renewal of a ground lease which, if not validly renewed, would expire in March 2013. The dealership building and improvements at the premises are subject to a lease expiring in 2028 with a separate landlord. The Company currently expects to reach a resolution regarding the renewal prior to the expiration of the ground lease. However, to the extent the Company determines to relocate the dealership premises or if the ground lease terminates in 2013, while the Company would have no further liability on the ground lease, it may record a charge to satisfy its obligations on the building and improvements lease. The Company cannot currently reasonably estimate the range of a potential charge, if any, but does not anticipate that it would be material to its financial condition or liquidity.

12. Related Party Transactions

The Company currently is a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC and its subsidiaries (together “AGR”), which are subsidiaries of Penske Corporation. During the years ended December 31, 2011, 2010, and 2009, the Company paid $385, $436, and $431, respectively, to AGR under these lease agreements. From time to time, the Company may sell AGR real property and improvements that are subsequently leased by AGR to the Company. In addition, the Company may purchase real property or improvements from AGR. Any such transaction is valued at a price that is independently confirmed. During 2011, the Company purchased land from AGR for $1,400. There were no purchase or sale transactions with AGR in 2010 or 2009.

The Company sometimes pays to and/or receives fees from Penske Corporation and its affiliates for services rendered in the normal course of business, or to reimburse payments made to third parties on each others’ behalf. These transactions and those relating to AGR mentioned above are reviewed periodically by the Company’s Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. During the years ended December 31, 2011, 2010, and 2009, Penske Corporation and its affiliates billed the Company $4,913, $5,421, and $3,368, respectively, and the Company billed Penske Corporation and its affiliates $72, $41, and $24, respectively, for such services. As of December 31, 2011 and 2010, the Company had $2 and $6 of receivables from and $546 and $340 of payables to Penske Corporation and its subsidiaries, respectively.

The Company, Penske Corporation and certain affiliates have entered into a joint insurance agreement which provides that, with respect to any joint insurance (currently only our joint crime insurance policy), available coverage with respect to a loss shall be paid to each party per occurrence as stipulated in the policies. In the event of losses by the Company and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.

The general partner of PTL is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which together with other wholly-owned subsidiaries of Penske Corporation, owns 41.1% of PTL. The remaining 49.9% of PTL is owned by General Electric Capital Corporation. The Company is party to a partnership agreement among the other partners which, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interests. In 2011, 2010, and 2009, the Company received $7,751, $8,804, and $20,012, respectively, from PTL in pro rata cash dividends.

The Company is also party to an agreement pursuant to which PTL subleases a portion of our dealership location in New Jersey for $60 per year plus its pro rata share of certain property expenses. A similar agreement to sublease a portion of our dealership location in Arizona was terminated at the end of April 2011. We collected $20 in sublease rent prior to that termination. During 2010, and 2009, respectively, smart USA paid PTL $592, and $1,217 for assistance with roadside assistance and other services to smart fortwo owners, of which $309 and $863, respectively, were pass-through expenses to be paid by PTL to third-party vendors. In 2009, PTL began hosting the Company’s disaster recovery site. Annual fees paid to PTL for this service are $70. The Company paid $70, $70 and $17 for these services in 2011, 2010 and 2009, respectively.

From time to time the Company enters into joint venture relationships in the ordinary course of business, pursuant to which it owns and operates automotive dealerships together with other investors. The Company may also provide these dealerships with working capital and other debt financing at costs that are based on the Company’s incremental borrowing rate. As of December 31, 2011, the Company’s automotive joint venture relationships were as follows:

Location	Dealerships	Ownership Interest
Fairfield, Connecticut	Audi, Mercedes-Benz, Sprinter, Porsche, smart	86.56	%(A) (B)
Las Vegas, Nevada	Ferrari, Maserati	50.00	%(C)
Frankfurt, Germany	Lexus, Toyota	50.00	%(C)
Aachen, Germany	Audi, Lexus, Skoda, Toyota, Volkswagen	50.00	%(C)

(A)	An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 13.44% interest in this joint venture which entitles the Investor to 20% of the joint venture’s operating profits. In addition, the Investor has an option to purchase up to a 20% interest in the joint venture for specified amounts.
(B)	Entity is consolidated in our financial statements.
(C)	Entity is accounted for using the equity method of accounting.

13. Stock-Based Compensation

Key employees, outside directors, consultants and advisors of the Company are eligible to receive stock-based compensation pursuant to the terms of the Company’s 2002 Equity Compensation Plan (the “Plan”). The Plan originally allowed for the issuance of 4,200 shares for stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other awards. As of December 31, 2011, 1,184 shares of common stock were available for grant under the Plan. Compensation expense related to the Plan was $6,022, $6,908, and $5,631 during the years ended December 31, 2011, 2010, and 2009, respectively.

Restricted Stock

During 2011, 2010, and 2009, the Company granted 392, 391, and 114 shares, respectively, of restricted common stock at no cost to participants under the Plan. The restricted stock entitles the participants to vote their respective shares and receive dividends. The shares are subject to forfeiture and are non-transferable, which restrictions generally lapse over a four year period from the grant date. The grant date quoted market price of the underlying common stock is amortized as expense over the restriction period. As of December 31, 2011, there was $8,627 of unrecognized compensation cost related to the restricted stock, which is expected to be recognized over the next 3.5 years.

Presented below is a summary of the status of the Company’s restricted stock as of December 31, 2010 and changes during the year ended December 31, 2011:

	Shares	Weighted Average Grant-Date Fair Value	Intrinsic Value
December 31, 2010	755	$16.52	$13,160
Granted	392	18.37
Vested	(238)	18.61
Forfeited	(45)	16.04

December 31, 2011	864	$16.81	$14,517

Stock Options

Options were granted by the Company prior to 2006. These options generally vested over a three year period and had a maximum term of ten years. As of December 31, 2011, no stock options remain outstanding.

Presented below is a summary of the status of stock options held by participants during 2011, 2010, and 2009:

	2011		2010		2009
Stock Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	236	$9.82	291	$9.29	324	$9.01
Granted	—	—	—	—	—	—
Exercised	236	9.82	55	6.99	33	6.65
Forfeited	—	—	—	—	—	—

Options outstanding at end of year	—	$—	236	$9.82	291	$9.29

The total intrinsic value of stock options exercised was $2,671, $393, and $325 in 2011, 2010, and 2009, respectively.

14. Equity

Share Repurchase

During 2011 and 2010, respectively, the Company acquired 2,450 shares of our outstanding common stock for $44,263, or an average of $18.07 per share, and 68 shares of our outstanding common stock for $751, or an average of $10.97 per share, under a program approved by the Company’s board of directors.

15. Income Taxes

Income taxes relating to income from continuing operations consisted of the following:

	Year Ended December 31,
	2011	2010	2009
Current:
Federal	$15,803	$6,334	$(29,904)
State and local	3,652	2,307	818
Foreign	4,931	27,546	25,448

Total current	24,386	36,187	(3,638)

Deferred:
Federal	34,237	21,355	37,646
State and local	863	5,455	7,549
Foreign	12,087	904	1,087

Total deferred	47,187	27,714	46,282

Income taxes relating to continuing operations	$71,573	$63,901	$42,644

Income taxes relating to income from continuing operations varied from the U.S. federal statutory income tax rate due to the following:

	Year Ended December 31,
	2011	2010	2009
Income taxes relating to continuing operations at federal statutory rate of 35%	$86,621	$64,799	$42,914
State and local income taxes, net of federal taxes	1,883	5,991	5,650
Foreign	(947)	(6,021)	(7,115)
Uncertain tax positions	(16,061)	—	—
Other	77	(868)	1,195

Income taxes relating to continuing operations	$71,573	$63,901	$42,644

The components of deferred tax assets and liabilities at December 31, 2011 and 2010 were as follows:

	2011	2010
Deferred Tax Assets
Accrued liabilities	$51,323	$46,562
Net operating loss carryforwards	12,133	23,164
Interest rate swap	6,215	297
Other	7,027	2,787

Total deferred tax assets	76,698	72,810
Valuation allowance	(11,839)	(7,335)

Net deferred tax assets	64,859	65,475

Deferred Tax Liabilities
Depreciation and amortization	(121,723)	(94,742)
Partnership investments	(109,460)	(104,527)
Convertible notes	(21,335)	(17,454)
Other	(3,357)	(2,421)

Total deferred tax liabilities	(255,875)	(219,144)

Net deferred tax liabilities	$(191,016)	$(153,669)

The Company does not provide for U.S. taxes relating to undistributed earnings or losses of its foreign subsidiaries. Income from continuing operations before income taxes of foreign subsidiaries (which subsidiaries are predominately in the U.K.) was $98,089, $98,249, and $93,138 during the years ended December 31, 2011, 2010, and 2009, respectively. It is the Company’s belief that such earnings will be indefinitely reinvested in the companies that produced them. At December 31, 2011, the Company has not provided U.S. federal income taxes on a total of $700,356 of earnings of individual foreign subsidiaries. If these earnings were remitted as dividends, the Company would be subject to U.S. income taxes in excess of foreign taxes paid and certain foreign withholding taxes.

At December 31, 2011, the Company has $151,067 of state net operating loss carryforwards in the U.S. that expire at various dates beginning in 2012 through 2030, state credit carryforwards of $1,452 that will not expire, U.K. net operating loss carryforwards of $1,772 that will not expire, U.K. capital loss carryforwards of $5,109 that will not expire, and German net operating loss carryforwards of $8,529 that will not expire. The Company utilized $41,232 of federal net operating loss carryforwards, $90,121 of state net operating loss carryforwards and $3,987 of alternative minimum tax and general business credits in the U.S in 2011.

A valuation allowance of $2,979 has been recorded against the state net operating loss carryforwards in the U.S. and a valuation allowance of $235 has been recorded against the state credit carryforwards in the U.S. A valuation allowance of $2,024 has been recorded in 2011 against German net operating losses and a valuation allowance of $6,601 has been recorded in 2011 against U.K. deferred tax assets related to buildings.

Generally accepted accounting principles relating to uncertain income tax positions prescribe a minimum recognition threshold a tax position is required to meet before being recognized, and provides guidance on the derecognition, measurement, classification, and disclosure relating to income taxes. The movement in uncertain tax positions for the years ended December 31, 2011, 2010, and 2009 were as follows:

	2011	2010	2009
Uncertain tax positions — January 1	$36,097	$36,887	$32,901
Gross increase — tax position in prior periods	679	1,493	2,411
Gross decrease — tax position in prior periods	(19,077)	(288)	(165)
Gross increase — current period tax position	17	—	—
Settlements	(2,201)	(125)	—
Lapse in statute of limitations	(541)	(756)	(1,227)
Foreign exchange	(116)	(1,114)	2,967

Uncertain tax positions — December 31	$14,858	$36,097	$36,887

The Company has elected to include interest and penalties in its income tax expense. The total interest and penalties included within uncertain tax positions at December 31, 2011 was $3,678. The Company does not expect a significant change to the amount of uncertain tax positions within the next twelve months. The Company’s U.S. federal returns remain open to examination for 2004 to 2010 and various foreign and U.S. states jurisdictions are open for periods ranging from 2002 through 2010. During the year a settlement was reached with the U.K. tax authorities in relation to tax enquiries for the years 2004 to 2009 in relation to one of the U.K. companies which represented approximately $16,000 of the net uncertain tax position provision adjustment recorded in 2011. The portion of the total amount of uncertain tax positions as of December 31, 2011 that would, if recognized, impact the effective tax rate was $14,531.

The Company has classified its tax reserves as a long term obligation on the basis that management does not expect to make payments relating to those reserves within the next twelve months.

16. Segment Information

The Company’s operations are organized by management into operating segments by line of business and geography. The Company has determined it has two reportable segments as defined in generally accepted accounting principles for segment reporting, including: (i) Retail, consisting of our automotive retail operations and (ii) PAG Investments, consisting of our investments in non-automotive retail operations. The Retail reportable segment includes all automotive dealerships and all departments relevant to the operation of the dealerships and the retail automotive joint ventures. The individual dealership operations included in the Retail reportable segment have been grouped into four geographic operating segments, which have been aggregated into one reportable segment as their operations (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). The accounting policies of the segments are the same and are described in Note 1.

The following table summarizes revenues, floor plan interest expense, other interest expense, debt discount amortization, depreciation and amortization, equity in earnings of affiliates, and income (loss) from continuing operations before certain non-recurring items and income taxes, which is the measure by which management allocates resources to its segments and which we refer to as adjusted segment income (loss), for each of the Company’s reportable segments. Adjusted segment income excludes the items in the table below in order to enhance the comparability of segment income from period to period.

	Retail	PAG Investments	Total
Revenues
2011	$11,384,090	$—	$11,384,090
2010	10,194,596	—	10,194,596
2009	8,969,523	—	8,969,523
Floor plan interest expense
2011	$27,774	$—	$27,774
2010	33,336	—	33,336
2009	33,931	—	33,931
Other interest expense
2011	$44,619	$—	$44,619
2010	48,903	—	48,903
2009	55,085	—	55,085
Debt discount amortization
2011	$1,718	$—	$1,718
2010	8,637	—	8,637
2009	13,043	—	13,043
Depreciation
2011	$48,648	$—	$48,648
2010	46,071	—	46,071
2009	51,338	—	51,338
Equity in earnings of affiliates
2011	$2,196	$23,255	$25,451
2010	2,577	17,992	20,569
2009	2,617	11,191	13,808
Adjusted segment income
2011	$224,220	$23,255	$247,475
2010	167,519	17,992	185,511
2009	100,581	11,191	111,772

The following table reconciles total adjusted segment income to consolidated income from continuing operations before income taxes.

	Year Ended December 31,
	2011	2010	2009
Adjusted segment income	$247,475	$185,511	$111,772
Gain on debt repurchase	—	1,634	10,429

Income (loss) from continuing operations before income taxes	$247,475	$187,145	$122,201

Total assets, equity method investments, and capital expenditures by reporting segment are as set forth in the table below.

	Retail	PAG Investments	Total
Total assets
2011	$4,253,570	$248,729	$4,502,299
2010	3,833,530	236,302	4,069,832
Equity method investments
2011	$49,911	$248,729	$298,640
2010	52,104	236,302	288,406
Capital expenditures
2011	$132,779	$—	$132,779
2010	75,667	—	75,667
2009	88,840	—	88,840

The following table presents certain data by geographic area:

	Year Ended December 31,
	2011	2010	2009
Sales to external customers:
U.S.	$7,243,649	$6,407,321	$5,503,857
Foreign	4,140,441	3,787,275	3,465,666

Total sales to external customers	$11,384,090	$10,194,596	$8,969,523

Long-lived assets, net:
U.S.	$844,846	$737,882
Foreign	323,958	279,736

Total long-lived assets	$1,168,804	$1,017,618

The Company’s foreign operations are predominantly based in the U.K.

17. Summary of Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011(1)(2)
Total revenues	$2,738,133	$2,829,986	$2,898,441	$2,917,530
Gross profit	437,461	455,960	460,763	450,750
Net income	33,997	40,059	56,045	48,157
Net income attributable to Penske Automotive Group common stockholders	33,927	39,560	55,707	47,687
Diluted earnings per share attributable to Penske Automotive Group common stockholders	$0.37	$0.43	$0.61	$0.53

2010(1)(2)(3)
Total revenues	$2,390,036	$2,556,599	$2,618,886	$2,629,075
Gross profit	395,045	409,236	411,931	411,419
Net income	20,332	29,684	30,260	29,071
Net income attributable to Penske Automotive Group common stockholders	20,354	29,441	29,977	28,509
Diluted earnings per share attributable to Penske Automotive Group common stockholders	$0.22	$0.32	$0.33	$0.31

(1)	As discussed in Note 4, the Company has treated the operations of certain entities as discontinued operations. The results for all periods have been adjusted to reflect such treatment.
(2)	Per share amounts are calculated independently for each of the quarters presented. The sum of the quarters may not equal the full year per share amounts due to rounding.
(3)	Results for the year ended December 31, 2010 include first, second, and third quarter pre-tax gains of $605, $422, and $607, respectively, relating to the repurchase of $155,658 aggregate principal amount of the Convertible Notes.

18. Condensed Consolidating Financial Information

The following tables include condensed consolidating financial information as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010, and 2009 for Penske Automotive Group, Inc. (as the issuer of the Convertible Notes and the 7.75% Notes), guarantor subsidiaries and non-guarantor subsidiaries (primarily representing foreign entities). The condensed consolidating financial information includes certain allocations of balance sheet, income statement and cash flow items which are not necessarily indicative of the financial position, results of operations and cash flows of these entities on a stand-alone basis.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2011

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Cash and cash equivalents	$28,676	$—	$—	$27,249	$1,427
Accounts receivable, net	438,769	(297,782)	305,386	281,689	149,476
Inventories	1,572,568	—	—	894,246	678,322
Other current assets	80,179	—	2,306	40,321	37,552
Assets held for sale	81,122	—	—	36,642	44,480

Total current assets	2,201,314	(297,782)	307,692	1,280,147	911,257
Property and equipment, net	856,674	—	6,730	547,731	302,213
Intangible assets	1,132,181	—	—	699,453	432,728
Equity method investments	298,640	—	246,658	—	51,982
Other long-term assets	13,490	(1,360,808)	1,369,182	3,381	1,735

Total assets	$4,502,299	$(1,658,590)	$1,930,262	$2,530,712	$1,699,915

Floor plan notes payable	$977,548	$—	$—	$560,999	$416,549
Floor plan notes payable — non-trade	691,888	—	90,892	335,621	265,375
Accounts payable	220,538	—	1,633	112,805	106,100
Accrued expenses	201,179	(297,782)	—	99,092	399,869
Current portion of long-term debt	3,414	—	—	3,414	—
Liabilities held for sale	55,820	—	—	17,818	38,002

Total current liabilities	2,150,387	(297,782)	92,525	1,129,749	1,225,895
Long-term debt	846,777	(38,073)	697,324	77,060	110,466
Deferred tax liabilities	217,902	—	—	198,348	19,554
Other long-term liabilities	146,820	—	—	92,613	54,207

Total liabilities	3,361,886	(335,855)	789,849	1,497,770	1,410,122
Total equity	1,140,413	(1,322,735)	1,140,413	1,032,942	289,793

Total liabilities and equity	$4,502,299	$(1,658,590)	$1,930,262	$2,530,712	$1,699,915

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2010

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Cash and cash equivalents	$19,904	$—	$—	$15,411	$4,493
Accounts receivable, net	377,614	(269,021)	269,021	227,307	150,307
Inventories	1,416,567	—	—	865,308	551,259
Other current assets	68,078	—	1,127	32,450	34,501
Assets held for sale	172,860	—	—	137,023	35,837

Total current assets	2,055,023	(269,021)	270,148	1,277,499	776,397
Property and equipment, net	714,548	—	4,957	444,433	265,158
Intangible assets	997,191	—	—	480,689	516,502
Equity method investments	288,406	—	234,214	—	54,192
Other long-term assets	14,664	(1,212,538)	1,222,168	3,080	1,954

Total assets	$4,069,832	$(1,481,559)	$1,731,487	$2,205,701	$1,614,203

Floor plan notes payable	$901,590	$—	$—	$562,581	$339,009
Floor plan notes payable — non-trade	480,665	—	25,000	286,016	169,649
Accounts payable	248,838	—	2,186	85,939	160,713
Accrued expenses	200,266	(269,021)	564	95,567	373,156
Current portion of long-term debt	6,770	—	—	1,265	5,505
Liabilities held for sale	123,600	—	—	90,525	33,075

Total current liabilities	1,961,729	(269,021)	27,750	1,121,893	1,081,107
Long-term debt	769,285	(77,593)	657,884	49,689	139,305
Deferred tax liabilities	178,406	—	—	165,666	12,740
Other long-term liabilities	114,559	—	—	98,515	16,044

Total liabilities	3,023,979	(346,614)	685,634	1,435,763	1,249,196
Total equity	1,045,853	(1,134,945)	1,045,853	769,939	365,006

Total liabilities and equity	$4,069,832	$(1,481,559)	$1,731,487	$2,205,702	$1,614,202

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2011

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Revenues	$11,384,090	$—	$—	$6,737,253	$4,646,837
Cost of sales	9,579,156	—	—	5,617,261	3,961,895

Gross profit	1,804,934	—	—	1,119,992	684,942
Selling, general, and administrative expenses	1,460,151	—	18,978	894,768	546,405
Depreciation	48,648	—	1,369	26,393	20,886

Operating income (loss)	296,135	—	(20,347)	198,831	117,651
Floor plan interest expense	(27,774)	—	(1,364)	(14,134)	(12,276)
Other interest expense	(44,619)	—	(25,464)	(3,276)	(15,879)
Debt discount amortization	(1,718)	—	(1,718)	—	—
Equity in earnings of affiliates	25,451	—	23,044	—	2,407
Equity in earnings of subsidiaries	—	(271,947)	271,947	—	—

Income (loss) from continuing operations before income taxes	247,475	(271,947)	246,098	181,421	91,903
Income taxes	(71,573)	79,091	(71,573)	(52,742)	(26,349)

Income (loss) from continuing operations	175,902	(192,856)	174,525	128,679	65,554
Income (loss) from discontinued operations, net of tax	2,356	(2,356)	2,356	3,116	(760)

Net income (loss)	178,258	(195,212)	176,881	131,795	64,794
Other comprehensive income (loss), net of tax	(24,061)	21,212	(24,061)	(9,574)	(11,638)

Comprehensive Income	154,197	(174,000)	152,820	122,221	53,156

Less: Net income attributable to non-controlling interest	1,377	—	—	—	1,377

Comprehensive income attributable to Penske Automotive Group common stockholders	$152,820	$(174,000)	$152,820	$122,221	$51,779

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2010

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Revenues	$10,194,596	$—	$—	$5,870,976	$4,323,620
Cost of sales	8,566,965	—	—	4,888,885	3,678,080

Gross profit	1,627,631	—	—	982,091	645,540
Selling, general, and administrative expenses	1,325,742	—	17,182	797,942	510,618
Depreciation	46,071	—	1,116	25,160	19,795

Operating income (loss)	255,818	—	(18,298)	158,989	115,127
Floor plan interest expense	(33,336)	—	(576)	(23,247)	(9,513)
Other interest expense	(48,903)	—	(30,237)	(2,220)	(16,446)
Debt discount amortization	(8,637)	—	(8,637)	—	—
Equity in earnings of affiliates	20,569	—	18,367	—	2,202
Gain on debt repurchase	1,634	—	1,634	—	—
Equity in earnings of subsidiaries	—	(223,826)	223,826	—	—

Income (loss) from continuing operations before income taxes	187,145	(223,826)	186,079	133,522	91,370
Income taxes	(63,901)	76,864	(63,901)	(50,843)	(26,021)

Income (loss) from continuing operations	123,244	(146,962)	122,178	82,679	65,349
Income (loss) from discontinued operations, net of tax	(13,897)	13,897	(13,897)	(14,522)	625

Net income (loss)	109,347	(133,065)	108,281	68,157	65,974
Other comprehensive income (loss), net of tax	(10,722)	12,986	(10,722)	5,435	(18,421)

Comprehensive Income	98,625	(120,079)	97,559	73,592	47,553

Less: Net income attributable to non-controlling interest	1,066	—	—	—	1,066

Comprehensive income attributable to Penske Automotive Group common stockholders	$97,559	$(120,079)	$97,559	$73,592	$46,487

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2009

	Total Company	Eliminations	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Revenues	$8,969,523	$—	$—	$5,060,941	$3,908,582
Cost of sales	7,468,444	—	—	4,178,048	3,290,396

Gross profit	1,501,079	—	—	882,893	618,186
Selling, general, and administrative expenses	1,249,718	—	18,259	744,911	486,548
Depreciation	51,338	—	1,160	30,917	19,261

Operating income (loss)	200,023	—	(19,419)	107,065	112,377
Floor plan interest expense	(33,931)	—	—	(23,638)	(10,293)
Other interest expense	(55,085)	—	(41,036)	(140)	(13,909)
Debt discount amortization	(13,043)	—	(13,043)	—	—
Equity in earnings of affiliates	13,808	—	11,087	—	2,721
Gain on debt repurchase	10,429	—	10,429	—	—
Equity in earnings of subsidiaries	—	(173,724)	173,724	—	—

Income (loss) from continuing operations before income taxes	122,201	(173,724)	121,742	83,287	90,896
Income taxes	(42,644)	60,852	(42,644)	(34,963)	(25,889)

Income (loss) from continuing operations	79,557	(112,872)	79,098	48,324	65,007
Income (loss) from discontinued operations, net of tax	(2,637)	2,637	(2,637)	(353)	(2,284)

Net income (loss)	76,920	(110,235)	76,461	47,971	62,723
Other comprehensive income (loss), net of tax	55,038	(54,999)	55,038	3,785	51,214

Comprehensive Income	131,958	(165,234)	131,499	51,756	113,937

Less: Net income attributable to non-controlling interest	459	—	—	—	459

Comprehensive income attributable to Penske Automotive Group common stockholders	$131,499	$(165,234)	$131,499	$51,756	$113,478

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2011

	Total Company	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Net cash from continuing operating activities	$128,200	$(39,449)	$190,907	$(23,258)

Investing activities:
Purchase of property and equipment	(132,779)	(1,280)	(81,361)	(50,138)
Dealership acquisitions, net	(232,106)	—	(230,426)	(1,680)
Other	2,865	—	—	2,865

Net cash from continuing investing activities	(362,020)	(1,280)	(311,787)	(48,953)

Financing activities:
Repayment under U.S. credit agreement term loan	(7,000)	(7,000)	—	—
Repurchase 3.5% senior subordinated convertible notes	(87,278)	(87,278)	—	—
Net borrowings (repayments) of long-term debt	162,218	132,000	54,494	(24,276)
Net (repayments) borrowings of floor plan notes payable — non-trade	211,223	65,892	42,055	103,276
Proceeds from exercises of options, including excess tax benefit	3,370	3,370	—	—
Repurchase of common stock	(44,263)	(44,263)	—	—
Dividends	(21,992)	(21,992)	—	—
Distributions from (to) parent	—	—	6,139	(6,139)

Net cash from continuing financing activities	216,278	40,729	102,688	72,861

Net cash from discontinued operations	26,314	—	30,030	(3,716)

Net change in cash and cash equivalents	8,772	—	11,838	(3,066)
Cash and cash equivalents, beginning of period	19,904	—	15,411	4,493

Cash and cash equivalents, end of period	$28,676	$—	$27,249	$1,427

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2010

	Total Company	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Net cash from continuing operating activities	$209,516	$133,059	$39,257	$37,200

Investing activities:
Purchase of property and equipment	(75,667)	(66)	(52,325)	(23,276)
Dealership acquisitions, net	(22,232)	—	(22,232)	—
Other	13,822	13,822	—	—

Net cash from continuing investing activities	(84,077)	13,756	(74,557)	(23,276)

Financing activities:
Repayment under U.S. credit agreement term loan	(15,000)	(15,000)	—	—
Repurchase 3.5% senior subordinated convertible notes	(156,604)	(156,604)	—	—
Net borrowings (repayments) of long-term debt	(14,369)	—	(8,757)	(5,612)
Net (repayments) borrowings of floor plan notes payable — non-trade	67,032	25,000	47,387	(5,355)
Proceeds from exercises of options, including excess tax benefit	540	540	—	—
Repurchase of common stock	(751)	(751)	—	—
Distributions from (to) parent	—	—	1,365	(1,365)

Net cash from continuing financing activities	(119,152)	(146,815)	39,995	(12,332)

Net cash from discontinued operations	(4,414)	—	(1,415)	(2,999)

Net change in cash and cash equivalents	1,873	—	3,280	(1,407)
Cash and cash equivalents, beginning of period	18,031	—	12,131	5,900

Cash and cash equivalents, end of period	$19,904	$—	$15,411	$4,493

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2009

	Total Company	Penske Automotive Group	Guarantor Subsidiaries	Non-Guarantor Subsidiaries
	(In thousands)
Net cash from continuing operating activities	$296,996	$42,525	$80,036	$174,435

Investing activities:
Purchase of property and equipment	(88,840)	(240)	(64,947)	(23,653)
Proceeds from sale-leaseback transactions	2,338	—	2,338	—
Dealership acquisitions, net	(8,517)	—	(597)	(7,920)
Other	17,994	11,485	(206)	6,715

Net cash from continuing investing activities	(77,025)	11,245	(63,412)	(24,858)

Financing activities:
Repayment under U.S. credit agreement term loan	(60,000)	(60,000)	—	—
Repurchase 3.5% senior subordinated convertible notes	(51,424)	(51,424)	—	—
Net borrowings (repayments) of long-term debt	(17,402)	57,305	(126)	(74,581)
Net (repayments) borrowings of floor plan notes payable — non-trade	(78,652)	—	(7,461)	(71,191)
Proceeds from exercises of options, including excess tax benefit	349	349	—	—
Distributions from (to) parent	—	—	317	(317)

Net cash from continuing financing activities	(207,129)	(53,770)	(7,270)	(146,089)

Net cash from discontinued operations	(10,712)	—	(11,980)	1,268

Net change in cash and cash equivalents	2,130	—	(2,626)	4,756
Cash and cash equivalents, beginning of period	15,901	—	14,757	1,144

Cash and cash equivalents, end of period	$18,031	$—	$12,131	$5,900